As filed with the Securities and Exchange Commission on May 2, 2000
Registration No. 333-30246

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 9

TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENOMIC SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of
incorporation or organization)
3800
(Primary Standard Industrial
Classification Code Number)
38-3383038
(I.R.S. Employer
Identification No.)

4355 Varsity Drive, Suite E

Ann Arbor, Michigan 48108
(734) 975-4800
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Williams

President and Chief Executive Officer
Genomic Solutions Inc.
4355 Varsity Drive, Suite E
Ann Arbor, Michigan 48108
(734) 975-4800
(Name, address, including ZIP code, and telephone number,
including area code, of agent for service)

with copies to:

Peter Sugar
Gary A. Kendra
Joshua F. Opperer
Jaffe Raitt Heuer & Weiss,
Professional Corporation
One Woodward Avenue, Suite 2400
Detroit, Michigan 48226
(313) 961-8380
William T. Whelan
Peter T. Butterfield
Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000

    Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [   ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [   ]

CALCULATION OF REGISTRATION FEE

	Proposed
Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Registered	Offering Price(1)	Registration Fee

Callable Common Stock, par value $0.001 per share	$96,600,000	$25,502

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Description of securities

The following is a description of the callable common stock, common stock and preferred stock, as well as callable options and warrants to purchase our callable common stock and agreements affecting our capital stock and reflects changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of our certificate of incorporation.

Upon the closing of this offering and the effectiveness of our third amended and restated certificate of incorporation, our authorized capital stock will consist of 40,000,000 shares of callable common stock, par value $0.001 per share, 40,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

Common stock and callable common stock

As of March 31, 2000, there were 3,631,446 shares of common stock outstanding and held of record by 80 stockholders. Upon completion of this offering, there will be 1,269,841 shares of common stock outstanding, all of which will be held by PerkinElmer, and 22,718,888 shares of callable common stock outstanding, which gives effect to:

-	the conversion of all outstanding preferred stock into common stock;

-	the exercise of 1,553,500 warrants to purchase callable common stock;

-	the cancelation of 1,071,500 warrants to purchase callable common stock so long as we complete this offering and our shares are listed on the Nasdaq National Market System on or before April 23, 2001;

-	a one-for-one reclassification of 15,718,888 shares of common stock into callable common stock to be effected simultaneously with the closing of this offering, except for those shares held by PerkinElmer; and

-	the issuance of 7,000,000 shares of callable common stock offered by us under this prospectus.

We have reserved 10,533,942 shares of callable common stock for the conversion of our preferred stock other than those shares held by PerkinElmer. We have also reserved 7,247,958 shares of callable common stock for issuance under our option plans, for issuance upon the exercise of warrants and for the payment of interest on our subordinated notes. Upon completion of this offering, all of our preferred stock, other than those shares held by PerkinElmer, will be converted into callable common stock and 1,553,500 warrants to purchase callable common stock will be exercised and, so long as this offering is completed on or before April 23, 2001, 1,071,500 warrants to purchase callable common stock will be cancelled. This will leave 4,622,958 shares of callable common stock reserved for issuance under our option plans, upon the exercise of a warrant and for payment of interest on our subordinated notes. Set forth below is a description of the terms of our callable common stock and common stock. In connection with the PerkinElmer transaction and in contemplation of this offering, we amended our certificate of incorporation to authorize the issuance of callable common stock. Our third amended and restated certificate of incorporation, effective upon completion of this offering, sets forth the terms of the reclassification of all outstanding capital stock, other than those shares held by PerkinElmer, into callable common stock. Upon completion of this offering, all outstanding common stock that is not held by PerkinElmer will be callable common stock. The rights, preferences, privileges and restrictions of our callable common stock and common stock are identical in all respects, except as specifically set forth in article V of our certificate of

Description of securities

incorporation. The following description of the terms of the callable common stock does not purport to be complete and is qualified in its entirety by reference to the text of article V.

Holders of our callable common stock and common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock and callable common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of callable common stock and holders of common stock shall be entitled to vote as a separate class upon a proposed amendment to our certificate of incorporation, if the proposed amendment would increase or decrease the authorized shares or par value of a class or alter or change the rights of a class so as to affect the holders adversely. Holders of callable common stock and common stock are entitled to receive dividends on a pro rata basis, if any, as may be declared by the board of directors out of legally available funds. The outstanding shares of callable common stock and common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of callable common stock and common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon completion of this offering, there will be no shares of preferred stock outstanding. Holders of common stock and callable common stock have no preemptive, subscription, redemption or conversion rights.

PerkinElmer may convert its shares of common stock to callable common stock and sell those shares, subject to compliance with applicable securities laws. If PerkinElmer does sell any shares of callable common stock, it will be prohibited from causing us to redeem our callable common stock for a period of 30 days after the date of the sale. If PerkinElmer sells more than 50% of its common stock, including any shares converted into callable common stock, it will no longer have the right to cause us to redeem our callable common stock, nor will it have the right to acquire up to 19.9% of our outstanding capital stock.

Provisions applicable only to the callable common stock

Call Rights

All of our stock, including the shares in this offering, is callable common stock, with the exception of our common stock owned by PerkinElmer. The terms of the callable common stock and PerkinElmer’s call right are set forth in our amended certificate and the related governance agreement. The callable common stock together with all securities convertible into callable common stock may be redeemed, in whole, but not in part, only at the direction of PerkinElmer.

Article V of the certificate provides that the redemption price on any date of redemption shall be the greater of:

-	120% of the 30 trading day trailing average closing price of our callable common stock ending on the day before PerkinElmer notifies us to exercise the right;

-	120% of the last reported sales price per share on the trading day before PerkinElmer notifies us to exercise the right; or

-	the following price per share based on the number of days that have elapsed after the date PerkinElmer first can exercise its right to cause us to redeem our callable common stock (i) $6.75 for one through 182 days (ii) $7.00 for 183 through 365 days (iii) $7.50 for 366 through 548 days and (iv) $8.00 for 549 through 730 days.

Description of securities

In the event our board receives a bona fide firm acquisition proposal that is not subject to further due diligence and not subject to any financing contingency, at a price that our board is prepared to accept, the purchase price per share will be the price set forth in the acquisition proposal, whether higher or lower than the price described above.

Call Period

PerkinElmer’s right to cause us to redeem our callable common stock for a two year period can first be exercised on the earlier of 181 days following completion of this offering or 270 days after January 27, 2000. PerkinElmer cannot cause us to redeem our callable common stock prior to and during the 180-day period following this offering and during the 30-day period that commences on any date PerkinElmer sells any shares of our common stock or callable common stock. In addition, if we receive an acquisition proposal and PerkinElmer does not exercise its call right within five business days of receipt of the acquisition proposal, PerkinElmer may not exercise its right until the earlier of (a) the withdrawal or rejection of the acquisition proposal, (b) the modification of the price or value of the acquisition proposal in a manner adverse to us or to our stockholders; or (c) the 180th day after the receipt of the acquisition proposal. The number of days that PerkinElmer is prohibited from causing us to redeem our callable common stock shall not exceed an aggregate of 270 days, exclusive of any 30-day period following a sale by PerkinElmer of our common stock or callable common stock, provided however, that if PerkinElmer sells any shares of our common or callable common stock within 30-days prior to the date on which the call period would otherwise end, the call period shall be extended for that number of days equal to the number of days elapsing between the date of the sale and the date the call period would have ended. If PerkinElmer sells shares of our common stock and callable common stock that in the aggregate exceed 50% of the shares held by PerkinElmer at the time of this offering, the call period shall expire.

Notice of any proposed redemption of the callable common stock will be given by mailing a copy of the notice to the holders of record of the shares of callable common stock. As part of the governance agreement with PerkinElmer, we have agreed to issue and disseminate a press release announcing the redemption if PerkinElmer exercises its right. In addition, we will notify Nasdaq to suspend trading and issue stop transfer instructions to our transfer agent.

Adjustments

The redemption prices pursuant to the call rights that are based on the number of days that have elapsed since PerkinElmer can first exercise its call right, are subject to appropriate adjustment in the case of any subdivision, combination or recapitalization.

Payment Upon Exercise of Call Rights

On or prior to the date a call notice is first sent or given to our equity holders, PerkinElmer will deposit the aggregate redemption price of the shares to be redeemed with a depositary, in trust, for payment to the holders of the callable common stock. Each holder of shares of callable common stock will be paid the redemption price within three business days following the surrender of his certificates to the depositary, together with a letter of transmittal. We may instruct the depositary that any deposit remaining unclaimed at the expiration of two years revert to our general funds. Thereafter a holder will have no claim against the depositary but will have a claim as an unsecured creditor against us for the redemption price. Once properly called, all shares of callable common stock and securities convertible into, or exercisable for, callable common stock will be deemed cancelled and no longer outstanding for any purpose, and the holders will only have the right to receive the redemption price to which they are entitled.

Description of securities

Conversion of Callable Common Stock

Unless PerkinElmer has previously notified us to exercise the call right, each share of callable common stock and security convertible into callable common stock outstanding following the close of business on the last day of PerkinElmer’s right to cause us to exercise the call rights, automatically will be converted into one share of common stock or the right to receive common stock.

Notice of the conversion date will be given by mail to the holders of record of the shares of callable common stock, not more than 30 days after the conversion date. Upon request of any holder, we will issue and deliver to the holder, as promptly as practicable after the conversion date, a replacement certificate for the number of shares of common stock, or right to receive common stock, issuable upon conversion of the security. No shares of callable common stock will be issued after the conversion date.

We will reserve sufficient shares of common stock for the conversion of the callable common stock outstanding on the conversion date. Article V provides that all shares of common stock which may be issued upon conversion of the callable common stock, upon issuance will be fully paid and non-assessable by us and free from all taxes, liens and charges. Article V further provides that, if on the conversion date the callable common stock is listed on the New York Stock Exchange or the Nasdaq National Market System, we will, if permitted by the rules of the exchange, seek to list all shares of our common stock.

Federal Income Tax Consequences for Holding Callable Common Stock

The following discussion of federal income tax consequences is based on a legal opinion delivered to us by our counsel, Jaffe Raitt Heuer & Weiss, Professional Corporation.

The reclassification of our existing capital stock into callable common stock, effective at the closing of this offering, will not cause us or our existing stockholders to recognize gain or loss as the reclassification will qualify as a tax-free recapitalization.

If PerkinElmer causes us to redeem our callable common stock, the exchanging shareholder will recognize gain or loss measured by the difference between the basis in the callable common stock redeemed and the amount of cash received. The gain or loss will be a capital gain or loss if the callable common stock is held as a capital asset and will be long term if at the time of the redemption, the shares of callable common stock have been held for more than one year.

If PerkinElmer’s right to cause us to redeem our callable common stock expires unexercised and our callable common stock is converted to common stock, no gain or loss will be recognized for federal income tax purposes. In addition, no gain or loss will be recognized by us upon the expiration of PerkinElmer’s right to increase its ownership to 19.9% of our outstanding capital stock.

The foregoing discussion may not apply to stockholders in special categories for tax purposes, including corporate and foreign stockholders and stockholders who acquire their shares pursuant to the exercise of stock options, or otherwise as compensation. In addition, this discussion does not address the tax consequences of the reclassification to holders of options, warrants, preferred stock or other convertible securities.

Legend

Each certificate representing shares of callable common stock bears the following legend:

“The shares of callable common stock represented hereby are subject to (i) redemption at the option of the corporation during the periods, at the prices and on the terms and conditions specified in the corporation’s Third Amended and Restated Certificate of Incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”) and (ii) conversion into common stock, par value $.001, of the corporation on the date specified, and upon the terms and conditions set forth in, such Certificate of Incorporation. After notification of the corporation’s

Description of securities

exercise of its redemption option, the shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price of such shares, without interest. After conversion this certificate shall represent the shares of Common Stock into which the shares of Callable Common Stock represented hereby shall have been converted, and this certificate may be exchanged for a new certificate representing such shares of Common Stock.”

PREFERRED STOCK

As of March 31, 2000, there were 8,171,060 shares of preferred stock outstanding: 50,000 shares of series M preferred stock, 1,680,880 shares of series B preferred stock, 4,070,339 shares of series C preferred stock, 1,100,000 shares of series D preferred stock and 1,269,841 shares of series P preferred stock. The series P preferred stock will be converted into common stock upon the completion of this offering. Except for the series P, all outstanding shares of preferred stock will be converted into 10,533,942 shares of our common stock and reclassified as callable common stock upon the completion of this offering and these shares of preferred stock will no longer be authorized, issued or outstanding. The conversion of all of our preferred stock upon completion of this offering is conditioned on the listing of our callable common stock on the Nasdaq National Market System.

Upon the completion of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 15,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the powers, preferences, rights and any qualifications, limitations or restrictions of the shares of each series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences, any or all of which may be superior to the rights of our callable common stock, and the number of shares constituting any series or designations of the series. We have no present plans to issue any shares of preferred stock. Please see “Description of securities — Anti-takeover effects of provisions of Delaware law and our certificate of incorporation and bylaws.”

WARRANTS

As of March 31, 2000, we had outstanding warrants to purchase a total of 2,750,000 shares of our capital stock, at a weighted average exercise price of 28 cents per share. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction or if we sell securities at less than a specified price. The warrants grant to the holders registration rights with respect to the common stock issuable upon their exercise, which are described below. A portion of the warrants are cancelable if we effect a liquidity event at a value in excess of $5.00 per share. Warrants are cancelable based on the timing of the liquidity event and the value per share. This offering will qualify as a liquidity event and result in the cancellation of 1,071,500 of the 2,625,000 warrants issued together with subordinated notes in connection with the business loan agreements in April and October 1999 so long as the offering is completed on or before April 23, 2001 and our callable common stock is listed on the Nasdaq National Market System. Warrants to purchase 1,553,500 shares will be automatically exercised upon completion of this offering. Warrants to purchase 125,000 shares at $6.00 per share are currently exercisable and will expire on October 13, 2008. Any warrants that are not exercised upon completion of this offering will be exchanged for callable warrants.

Description of securities

REGISTRATION RIGHTS

Under the terms of a shareholders agreement, purchase agreements and registration rights agreements with some of our securityholders, after the completion of this offering the holders of 14,917,442 shares of callable common stock, the holder of a callable warrant to purchase 125,000 shares of callable common stock and the holder of 1,269,841 shares of common stock have registration rights. Beginning six months after the effective date of this registration statement, holders of 10,533,942 shares of callable common stock and the holder of 1,269,841 shares of common stock will be entitled to demand the registration of their shares under the Securities Act of 1933 if holders of 30% of the registrable securities request us to do so, subject to limitations. In addition, beginning nine months after completion of this offering, holders of 1,553,500 shares of callable common stock also have a demand registration right in the event that holders of 30% of these securities request us to do so, subject to limitations. These demand rights do not apply to this offering. We are not required to effect more than one registration for each group of holders pursuant to these demand registration rights. In addition, all holders of registration rights are entitled to piggyback registration rights if we propose to register any shares of callable common stock either for our account or for the account of other security holders, including this offering. The holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration, subject to limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, the same holders who have demand rights may require us to file registration statements under the Securities Act of 1933 on Form S-3 with respect to their shares of our callable common stock. These registration rights are subject to conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of callable common stock held by security holders with registration rights to be included in the registration and in some cases, including this offering, exclude these shares entirely. We are generally required to bear all of the expenses of all these registrations, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions. Registration of any of the shares of our callable common stock held by security holders with registration rights would result in the shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of the registration. These registration rights, except for the rights of those holders of 1,553,500 shares of callable common stock, terminate five years after the completion of this offering.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR

CERTIFICATE OF INCORPORATION AND BYLAWS

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained the status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of a merger or other takeover or change in control attempt with respect to us and, accordingly, may discourage attempts to acquire us.

In addition, provisions of our certificate of incorporation and bylaws, which will be in effect upon the closing of this offering and are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Description of securities

BOARD OF DIRECTORS VACANCIES

Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by the removal with its own nominees.

STAGGERED BOARD

Our certificate provides that our board is classified into three classes of directors. Please see “Management — Classes of the board” for more information regarding our staggered board. This may inhibit a stockholder from nominating and electing directors and gaining control of the board of directors. The term of each member shall terminate in the event we give notice of the exercise of our right to redeem our callable common stock.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

Our bylaws provide that special meetings of our stockholders may be called only by the President, Chairman of the board of directors, a resolution adopted by the board of directors or at the request in writing of the stockholders owning at least 50% of our capital stock. These provisions could limit the ability of a stockholder to assemble a stockholders’ meeting for action they seek to propose.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days before the first anniversary of the date of our notice of annual meeting provided with respect to the previous year’s annual meeting of stockholders; provided, however that if the scheduled meeting date differs from the date of the next preceding annual meeting of stockholders and if less than 130 days notice or prior public disclosure of the scheduled meeting date is given or made, notice by the stockholder to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which the notice of the meeting was mailed to stockholders or the day on which the public disclosure was made. Our bylaws also contain specific requirements as to the form and content of a stockholder’s notice. These provisions may inhibit our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES

Our authorized but unissued shares of callable common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, for corporate acquisitions and for employee benefit plans. The existence of authorized but unissued and unreserved callable common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Description of securities

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION MATTERS

Our certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, our directors have a fiduciary duty to us which is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies including rescission, or injunctive or other forms of non-monetary relief will remain available. In addition, each of our directors will continue to be subject to liability under Delaware law for:

-	any breach of the director’s duty of loyalty to us or our stockholders;

-	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

-	unlawful payments of dividends or unlawful stock purchases or redemptions; or

-	for any transaction from which the director derived an improper personal benefit.

This provision also does not affect the directors’ responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the actions or omissions discussed above.

Delaware law provides further that the permitted indemnification shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. The certificate eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, the certificate provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding.

We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our certificate also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have applied for liability insurance for our officers and directors.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation or otherwise. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our callable common stock is American Stock Transfer & Trust Company.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on May 2, 2000.

Genomic Solutions Inc.

By:	/s/ JEFFREY S. WILLIAMS

Jeffrey S. Williams
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JEFFREY S. WILLIAMS Jeffrey S. Williams	President, Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2000
* Steven J. Richvalsky	Chief Financial Officer, Executive Vice President, Treasurer and Secretary (Principal Financial and Accounting Officer)	May 2, 2000
* Robert G. Shepler	Chairman of the Board	May 2, 2000
* J. Matthew Mackowski	Director	May 2, 2000
* Daniel J. Mitchell	Director	May 2, 2000
* Damion E. Wicker, M.D.	Director	May 2, 2000
* P. Nicholas King	Director	May 2, 2000
* /s/ JEFFREY S. WILLIAMS Jeffrey S. Williams by Jeffrey S. Williams as attorney-in-fact

II- 5

Exhibit index

Exhibit
No.		Description

1.1		Form of Underwriting Agreement†

2.1		Agreement and Plan of Merger between Genomic Solutions and B.I. Systems Corporation dated December 24, 1997†

2.2		Form of Governance Agreement between PerkinElmer, Inc. and Genomic Solutions†

2.3		Investor Agreement between Genomic Solutions and the former shareholders of PBA Technology Limited, dated December 19, 1997† (previously filed as Exhibit 4.16)

2.4(	a)	Investment Agreement between Genomic Solutions and PerkinElmer, Inc. dated December 14, 1999† (previously filed as Exhibit 10.1)

2.4(	b)	First Amendment to the Investment Agreement between Genomic Solutions and PerkinElmer, Inc.†

2.5		Asset Purchase Agreement between B.I. Systems Corp. and Biphotonics Corp., dated June 27, 1997† (previously filed as 10.22)

2.6		Agreement for the Sale and Purchase of the Entire Issued Share Capital of PBA Technology Limited, dated December, 1997† (previously filed as 10.23)

2.7		Asset Purchase Agreement between Genomic Solutions and Insight Biomedical Imaging, Inc., dated April 22, 1998† (previously filed as 10.24)

2.8		Asset Purchase Agreement between Genomic Solutions and ESA, Inc., dated October 13, 1998† (previously filed as 10.25)

3.1		Amended and Restated Certificate of Incorporation, filed December 24, 1997, as amended May 22, 1998 and January 29, 2000†

3.2		Second Amended and Restated Certificate of Incorporation to be filed prior to the closing of this offering†

3.3		Bylaws†

3.4		Third Amended and Restated Certificate of Incorporation to be filed at the close of this offering†

3.5		Audit Committee Charter†

4.1		Form of Callable Common Stock Certificate†

4.2		Form of Amended and Restated Stockholders Agreement dated as of January 25, 2000, among Genomic Solutions and certain of its stockholders†

4.3		Series B Preferred Stock Purchase Agreement, dated May 1997, amended April 23, 1999†

4.4		Series M Preferred Stock Purchase Agreement, dated May 7, 1997†

4.5		Form of Series C Preferred Stock Purchase Agreement, dated December 29, 1997†

4.6		Series D Preferred Stock Purchase Agreement, dated May 27, 1998†

4.7		Registration Rights Agreement among Genomic Solutions and certain of its warrantholders, dated April 23, 1999, as amended on October 28, 1999†

Exhibit
No.		Description

4.9		Warrant between Genomic Solutions and ESA, Inc., dated October 13, 1998†

4.9(	b)	Form of Amended and Restated Callable Warrant between Genomic Solutions and ESA, Inc.

4.10		Form of Cancelable Above $5.00 Liquidity Event Warrant issued April 23, 1999†

4.11		Form of Cancelable at $5.00 Liquidity Event Warrant issued April 23, 1999†

4.12		Form of Noncancelable Warrant issued April 23, 1999†

4.13		Form of Cancelable Above $5.00 Liquidity Event Warrant issued October 28, 1999†

4.14		Form of Cancelable at $5.00 Liquidity Event Warrant issued October 28, 1999†

4.15		Form of Noncancelable Warrant issued October 28, 1999†

4.17		Certificate of Designations, Preferences and Rights of Series P Preferred Stock, filed January 24, 2000†

4.18		Certificate of Designations, Preferences and Rights of Series D Preferred Stock, filed May 13, 1998, as amended May 22, 1998†

4.19		Registration Rights Agreement among Genomic Solutions and Jeffrey S. Williams†

4.20		Form of Securities Purchase Agreement between PerkinElmer, Inc. & Holders of Genomic Solutions Equity Securities†

5.1		Opinion letter of Jaffe Raitt Heuer & Weiss, Professional Corporation, regarding the validity of securities being registered†

8.1		Opinion letter of Jaffe Raitt Heuer & Weiss, Professional Corporation, regarding certain tax matters**

10.2		Sales, Marketing and Distribution Agreement between Genomic Solutions and PerkinElmer, Inc., dated December 14, 1999‡

10.3		Business Loan Agreement among Genomic Solutions and certain of its warrantholders, dated April 23, 1999†

10.4		Business Loan Agreement among Genomic Solutions and certain of its warrantholders, dated October 28, 1999†

10.5		Form of Indemnification Agreement†

10.6		B.I. Systems Corporation 1994 Omnibus Equity Incentive Plan†

10.6(	b)	Amendment to B.I. Systems Corporation 1994 Omnibus Equity Incentive Plan†

10.7		1998 Stock Option Plan, as amended†

10.8		1998 Non-Employee Director and Consultant Stock Option Plan, as amended†

10.9		2000 Employee Stock Purchase Plan†

10.10		Executive Employment Agreement between Genomic Solutions and Jeffrey Williams, dated January 1, 2000†

10.11	(a)	Promissory Note between Jeffrey S. Williams and Genomic Solutions, dated January 1, 1998†

10.11	(b)	Promissory Note between Jeffrey S. Williams and Genomic Solutions, dated February 1, 2000†

10.12	(a)	Termination Agreement between Genomic Solutions and Dr. Kevin Auton, dated January 29, 2000†

Exhibit
No.		Description

10.12	(b)	Employment Agreement between Genomic Solutions and Dr. Kevin Auton, dated December 9, 1998†

10.13		Consulting Agreement between Genomic Solutions and P. Nicholas King, dated January 4, 1996†

10.14	(a)	Line of Credit between Genomic Solutions and Comerica Bank, dated August 10, 1998, as amended†

10.14	(b)	Variable Rate Master Revolving Note between Genomic Solutions and Comerica, dated March 24, 2000†

10.14	(c)	Security Agreement between Genomic Solutions and Comerica Bank dated March 24, 2000†

10.15		Lease between Genomic Solutions and Dart Container Corporation of Michigan, dated July 22, 1998†

10.16		Lease Agreement between Genomic Solutions and Highland Industrial Properties, LLC, dated August 7, 1997†

10.17		Lease Agreement between Genomic Solutions Ltd and Winterhur Life UK Limited, dated April 16, 1999†

10.18		Lease Agreement between Motonori Akanori and Chuo Tochi K.K., dated April 21, 1998†

10.19		Master Lease Agreement with TransAmerica Business Credit Corporation, dated June 24, 1998, as amended†

10.20		Genomic Solutions Limited Sale of Shares in HD Technologies Limited, dated January 25, 2000†

10.21		(withdrawn)

10.26		License Agreement between MRC and PBA Technology, dated January 9, 1995†

10.27		First Amendment to Business Loan Agreement, dated March 24, 2000†

10.28		Second Amendment to Business Loan Agreement, dated March 24, 2000†

10.29		Sublease between Genomic Solutions and ESA, Inc., dated October 13, 1998†

21.1		List of Subsidiaries†

23.1		Consent of Jaffe Raitt Heuer & Weiss, Professional Corporation†

23.2		Consent of Arthur Andersen LLP, updated April 28, 2000†

23.3		Consent of Rader, Fishman & Grauer, updated April 4, 2000†

24.1		Power of Attorney (included on signature page)†

27.1		Financial Data Schedule†

*   To be filed by amendment.

†   Previously filed.

‡	Certain information in Exhibit 10.2 has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.
** Refiled in its entirety.